FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 23, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Drilling Start on Plawce-2 Tight Gas Well

Salt Lake City, March 23, 2011 – FX Energy, Inc. (NASDAQ: FXEN) today announced that drilling has commenced on the Plawce-2 well near the north border of the Fences concession.  Plawce-2 is targeting Rotliegend sands at an estimated depth of approximately 3,729 meters.  Plans call for drilling to a vertical depth of approximately 4,000 meters.  Following evaluation of cores, logs and flow tests, the parties may consider fraccing the vertical well and/or drilling a long reach multi frac horizontal section.  PGNiG operates the Fences concession and the Plawce-2 well and owns 51% interest; the Company owns 49%.

The Siekierki Plawce tight gas area was discovered by a series of five wells drilled in the 1970s and 1980s by PGNiG.  These wells encountered gas columns of more than 100 meters in tight Rotliegend sandstone.  Recently, Aurelian Oil and Gas PLC has drilled and fracced two wells which successfully tested gas and is now drilling a third well in this tight sandstone immediately to the north of the Fences concession.  The closest producing analog is the Soehlingen field in northern Germany, operated by ExxonMobil.

Machnatka-2 well in Warsaw South Concession

The Company also reported that it has started the tender process to select the rig for drilling the Machnatka-2 well, a test of both the Zechstein and the Carboniferous horizons in the Company’s 880,000 acre Warsaw South concession located in Eastern Poland.  The Company is the operator and expects to award the drilling contract next month with drilling operations commencing during the second quarter this year.  The Company has signed a letter of intent under which PGNiG may earn up to 49% interest.

Kutno-2 well in Kutno Concession

The Kutno-2 well is also in the tender process with pre-qualification offers from drilling companies expected to be received as early as this week.  The Company is the operator of this 35,000 acre Rotliegend structure located in central Poland at a depth of 6,500 meters.  The Company has signed a joint operating agreement under which PGNiG may earn 50% interest, and a letter of intent under which Kulczyk Investments LLC may earn up to 25% interest.

Bakken test well in US Cut Bank Field

In the US, the Company is preparing to re-enter one of its existing wells in the Cut Bank field in northern Montana in the next few days.  The Company will deepen the well to test CO2 potential in the Duperow, and oil potential in the Nisku, Three Forks, Bakken and Lodgepole formations.  Data from this operation will help shape the Company’s plans near term; the well will be plugged when testing is complete.

David Pierce, FX Energy’s Chief Executive Officer, said, “The Plawce-2 well is an important test of this very large tight reservoir.  If successful, the Plawce-2 well could have positive implications for a significant portion of our acreage in the northern border area of the Fences concession.  We look forward to evaluating the results of the vertical section of this well in a few months time.  We will make our drilling, completion and fraccing decisions based on data and with a focus on economics.  In the meantime, we are preparing to start three other wells in the next few months: Machnatka-2 in the Warsaw South concession, Kutno-2 in the Kutno concession, and a Bakken test well in our US Cut Bank field.  Plawce-2 and each of the three other wells could have a material impact on the Company.  This should be an exciting year for us on the drilling front.”

An updated investor presentation may be viewed on our website at www.fxenergy.com.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com,

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.